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                                                                    EXHIBIT 10.3

                          LEASE TERMINATION AGREEMENT

     Agreement made as of the 13th day of April, 1998 by and between Ronald Gordon, Trustee of AEP Realty Trust (hereinafter Landlord) and Gargoyles Acquisition Corporation II, t/b/k/a The Private Eyes Sunglass Corporation (hereinafter Tenant).

     Whereas Landlord and Tenant were parties to a certain lease of commercial premises in Norwell, Massachusetts, and

     Whereas, Tenant was interested in buying out its remaining obligations under said Lease by payment of a fixed sum; and

     Whereas, Landlord is prepared to accept said fixed sum and the parties are prepared to acknowledge the termination of the Lease and any other obligations toward each other;

     Now therefore, the parties agree as follows:

     1. Tenant shall pay to Landlord the sum of Seventy Five Thousand Dollars ($75,000.00) as full and final payment under the Lease. Said payment shall be wired to the account designated by Landlord on Schedule A, on or before April 14, 1998.

     2. Upon receipt of payment, the parties agree the Lease between them shall be deemed terminated with no further obligations existing between the parties. Tenant has already vacated the Leased Premises.

     3. Upon receipt of payment, Landlord acknowledges that the guarantor Gargoyles, Inc. shall likewise have no further liability under the Lease.

     Executed as a sealed instrument this 13th day of April 1998.


Landlord                                Tenant
AEP Realty Trust                        Gargoyles Acquisition Corporation II


/s/ RONALD GORDON, TRUSTEE              /s/ LEO ROSENBERGER
---------------------------------       -------------------------------------
By: Ronald Gordon, Trustee              By: Leo Rosenberger
Duly authorized hereunder               Duly authorized hereunder